News Release

Media Contacts:
Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000
Investor Relations:
Neala Clark	(816) 467-3562

AQUILA REPORTS SECOND QUARTER NET LOSS
FROM CONTINUING OPERATIONS, REFLECTING MERCHANT WIND-DOWN;
CONTINUES TO MAKE PROGRESS ON FOREIGN ASSET SALES

Today’s Conference Call and Webcast Set for 9:30 a.m. Eastern Time

        KANSAS CITY, MO, August 12, 2003 – Aquila, Inc. (NYSE: ILA) today reported a second quarter 2003 net loss that reflects actions taken under the company’s ongoing plan to wind down its wholesale energy business, complete asset sales and restructure certain contractual obligations.

        Aquila’s net loss for the quarter was $80.6 million or $.41 per fully diluted share, including $14.5 million of net income from discontinued operations, compared to the 2002 second quarter net loss of $810.0 million or $5.69 per fully diluted share, which included $15.5 million in net income from discontinued operations.

        “While losses were anticipated, our transition plan to strengthen Aquila as a financially sound owner and operator of utilities in the United States is progressing very well,” said Richard C. Green, Jr., Aquila’s chairman and chief executive officer. “We have achieved several major components of our plan by selling our Australian assets, exiting the Acadia tolling agreement and continuing to strengthen our domestic networks business.

        “We will continue our restructuring through this year and next,” Green said, “especially our work to address our remaining long-term natural gas contracts and fixed capacity payments for merchant power plants.”

        The loss in this year’s second quarter is primarily due to restructuring and impairment charges related to last year’s decision to reshape the business to be a regulated

-more-

utility. In addition, both operating costs and interest expense were higher in 2003 due to the company’s non-investment grade credit rating.

        Aquila had impairment charges and a loss on the sale of assets totaling $103.0 million, primarily due to the termination of a tolling contract. The company also recorded $20.8 million in restructuring charges, including $17.8 million related to unfavorable interest rate swaps from which the company fully exited in the second quarter.

        Lower results from International Networks reflect the October 2002 sale of Aquila’s interests in New Zealand and the fact Aquila did not recognize equity earnings from Midlands Electricity in the United Kingdom in the 2003 second quarter.

Restructuring Charges

        Aquila recorded restructuring charges of $20.8 million in the second quarter of 2003, and $71.4 million in the 2002 second quarter. The 2003 charges included $17.8 million to exit portions of interest rate swaps related to construction financing for two merchant power plants in Illinois. There was also $3.6 million in severance costs for additional workforce reductions.

Impairment Charges

        Aquila recorded impairment charges and net loss on sale of assets totaling $103.0 million in the second quarter of 2003, compared to impairment charges of $894.6 million in the 2002 second quarter. In this year’s quarter, Capacity Services incurred a charge of $105.5 million for the termination of the Acadia tolling agreement and realized a gain of $5.1 million on the sale of its gas turbines. International Networks recorded a $2.6 million loss on the sale of Aquila’s interest in AlintaGas in Australia.

Asset Sales

        Including proceeds from the Australian sale closed in July, Aquila has now generated total proceeds of $1.7 billion from the asset sale program it began in the second quarter of 2002. Proceeds from asset sales will continue to be used to reduce liabilities and fund working capital needs.

        Recently completed and pending sales include:

|X|	Australia. In April 2003, Aquila agreed to sell its interests in United Energy Limited, Multinet Gas and AlintaGas Limited to a consortium consisting of AlintaGas, AMP Henderson and their affiliates. In May 2003, the sale of the company’s 22.5 percent interest in AlintaGas Limited was closed and Aquila received approximately $97.0 million in cash proceeds in May and July. Aquila recorded a loss of $2.6 million from the Alinta sale.

In July 2003, Aquila completed the sale of its 33.8 percent interest in United Energy and 25.5 percent interest in Multinet Gas and received additional cash proceeds of $513.0 million. After fees, expenses and taxes, the sales of the three Australian investments are expected to yield net cash proceeds of $477.0 million. Approximately $200.0 million of the proceeds was used to retire the borrowings under the 364-day secured credit facility that was arranged in April 2003. A gain is expected to be recorded in the 2003 third quarter in connection with the sale of United Energy and Multinet Gas.

|X|	Canada. In the second quarter of 2003, the company began a process to solicit interested buyers for its Canadian network business. Indicative bids were received in July 2003 and subject to receipt of acceptable offers from the bidders, Aquila expects to negotiate a definitive agreement in the third quarter of 2003 and close the sale in the first quarter of 2004, following the receipt of regulatory approvals and satisfaction of other closing conditions.

|X|	United Kingdom. In May 2003, Aquila agreed to sell its 79.9 percent interest in Aquila Sterling Limited, the owner of Midlands Electricity plc, for approximately $56.0 million. Completion of the sale is subject to various conditions, including the successful redemption of outstanding bonds issued by Avon Energy Partners Holdings, an Aquila Sterling subsidiary, at 86 percent of their par value plus accrued interest. If Aquila does not close the sale of this investment by November 2003, the agreement to sell will terminate unless the parties agree otherwise.

Domestic Networks

        Domestic Networks showed improved 2003 second quarter EBIT of $10.0 million, compared to a loss before interest and taxes of $718.3 million a year earlier, primarily due to 2002 impairment losses of $692.9 million from Aquila’s investment in Quanta Services, Inc. and $23.1 million from communications technology investments. Aquila sold its remaining interest in Quanta during the first quarter of 2003.

        EBIT from utility operations was $10.9 million in the 2003 second quarter, up from $9.2 million a year earlier, reflecting $2.1 million in EBIT from interim rate increases in Michigan and Iowa. In 2002, Domestic Networks had $19.9 million of restructuring charges that were recorded in the second quarter. Negative factors in the 2003 second quarter were unfavorable weather, higher fuel costs, a reduction in off-system sales and lower EBIT due to the sale of Domestic Networks’ non-regulated wholesale gas operation in September 2002 and its appliance repair business in January 2003.

        Aquila’s communications business narrowed its loss before interest and taxes to $1.4 million, compared to a loss of $29.0 million in the 2002 quarter that included $23.1 million of impairment charges on communications technology investments. An increase in customers at Everest Connections added $4.9 million to gross profit in the 2003 quarter.

Utility Rate Cases

        Domestic Networks was granted increases in rates this year in four of the seven states in which it operates. In Iowa, a settlement was approved in February 2003 for a $4.3 million increase in gas rates. In Michigan, a gas rate increase of $9.1 million was approved in March. The increase was partially offset by a separate depreciation case which reduced rates by $700,000 but had little impact on earnings. In Colorado, the company settled an electric rate request with an increase of $16.0 million effective in June. Minnesota regulators approved a $5.7 million gas rate increase in July.

        Several additional rate increase requests are pending. In June 2003, the company filed for gas rate increases in three rate areas of Nebraska totaling $9.9 million. It expects interim rates to take effect in October 2003, with hearings to be held on each request and decisions reached by January 2004. In July 2003, Aquila filed for rate increases totaling $80.9 million for its electric territories in Missouri. These increases were requested primarily due to increased costs of natural gas used to fuel power plants, necessary capital expenditures since the last rate case, increased pension costs and lower off-system sales. Hearings are expected to be held in February 2004. In August 2003, Aquila filed for rate increases totaling $6.4 million for its gas territories in Missouri, primarily to recover the cost of system improvements and higher operating costs. Hearings are expected in March 2004.

International Networks

        International Networks reported EBIT of $9.1 million for the second quarter of 2003 compared to $26.8 million in the 2002 quarter. Equity in earnings of investments decreased $19.1 million in 2003 compared to the 2002 second quarter, primarily due to the October 2002 sale of the company’s interest in UnitedNetworks Limited in New Zealand. UnitedNetworks contributed equity earnings of $9.3 million in the second quarter of 2002. In addition, the 2002 second quarter included $8.4 million of equity earnings from Aquila’s investment in Midlands Electricity plc while no equity earnings were recorded in 2003.

    Australia.        EBIT from Australian investments declined $12.5 million in the second quarter of 2003 compared to the 2002 quarter mainly due to the costs of foreign exchange options that locked in the value to the company of a stronger Australian dollar on the Australian sale proceeds.

    Canada.        Aquila has reclassified the current and prior year operating results of its Canadian network as discontinued operations due to the pending sale of these assets.

        United Kingdom. Although during the second quarter of 2003 Aquila’s share of undistributed earnings from Midlands Electricity was $19.9 million, Aquila did not recognize any of the equity earnings from this investment. Due to regulatory limitations on cash payments by Midlands to its owners, the company intends to record equity earnings and management fees only to the extent cash is received.

Capacity Services

        Capacity Services reported a loss before interest and taxes of $115.6 million for the second quarter of 2003 compared to EBIT of $20.4 million in the 2002 quarter. The loss resulted primarily from the termination of the Acadia tolling agreement, higher gas prices which made it uneconomical to operate merchant plants, and a $28.6 million decrease in mark-to-market gains that occurred in 2002 but did not recur in 2003 due to lower liquidity and electricity prices in the forward market.

        In connection with its merchant power plants, Aquila makes fixed capacity payments evenly throughout the year. For the second quarter of 2003, capacity payments increased by $4.6 million compared to a year earlier as new plants became operational late in 2002. This additional capacity was used on a limited basis at prices that were not sufficient to cover the fixed capacity payments.

        In May 2003, Aquila ended its 20-year tolling contract for the Acadia power plant through a termination payment of $105.5 million. This was partially offset by a $5.1 million gain related to the contract termination and the sale of turbines previously written down to estimated fair value in 2002.

        Equity in earnings of investments increased $16.4 million mainly due to increased earnings resulting from mark-to-market gains occurring at the operating level of one of Aquila’s equity investments. These gains are non-cash, mark-to-market gains that will reverse over time as power is delivered.

        Aquila does not expect Capacity Services to be profitable during the next two to three years because of the industry’s excess generation capacity that became operational in 2002, the continued construction of additional power plants and the decreasing liquidity in the marketplace. The resulting downward pressure on power prices has reduced the value of unsold merchant generation capacity.

Wholesale Services

        Wholesale Services reported EBIT of $11.5 million in the 2003 second quarter compared to a loss before interest and taxes of $191.2 million a year earlier that included a $178.6 million impairment charge on associated goodwill. Aquila began its exit from the wholesale energy trading business in last year’s second quarter and did not add to its trading portfolio in 2003. The business therefore had limited opportunities for earnings.

        The EBIT results for the 2003 quarter include non-cash earnings of approximately $47.7 million related to the trading portfolio. Substantially all of these earnings relate to long-term gas contracts. During the quarter, average gas prices rose over the life of these contracts by $.63 per million Btu which caused both the price risk management asset and price risk management liability related to these contracts to increase in value. The price risk management liabilities are discounted based on Aquila’s credit standing, while on the receivable side these transactions are discounted based on the credit ratings of Aquila’s counterparties (which are on average substantially higher than Aquila’s rating). As a result, non-cash mark-to-market earnings were created. In 2002, Aquila recorded $34.0 million of similar mark-to-market earnings due to its credit rating downgrades.

        As of June 30, 2003, Aquila has recorded $110.0 million of these mark-to-market gains related to gas prices and the widening of the company’s credit spreads compared to its counterparties. The company expects these gains to be reversed in later periods as contracts settle, its credit rating improves and/or gas prices decline.

Corporate and Other

        Corporate and Other reported EBIT of $28.8 million for the second quarter of 2003, up from $3.2 million in the 2002 quarter. The improved results are primarily due to $35.8 million of foreign currency gains in 2003, reflecting favorable movements in the Australian and New Zealand dollar exchange rates.

        Income tax benefits decreased $48.2 million in 2003 compared to the second quarter of 2002, primarily due to the decrease in Aquila’s loss before income taxes in 2003 compared to a year earlier, partially offset by tax benefits not being recorded on a significant amount of the 2002 losses due to income tax valuation allowances being provided and certain losses not being tax-deductible.

Discontinued Operations

        In 2002 and early 2003, Aquila sold its Texas natural gas storage facility, its Texas and Mid-Continent natural gas pipeline systems, including its natural gas and natural gas liquids processing assets and its ownership interest in the Oasis Pipe Line Company, its coal terminal and handling facility and its Merchant loan portfolio. The results of operations of all those assets have been reported as discontinued operations for all periods reported.

        In the second quarter of 2003, Aquila began a formal process to sell its Canadian network and began to report the results from that business as discontinued operations.

        Earnings from all discontinued operations totaled $14.5 million, net of tax, or $.08 per diluted share in the second quarter of 2003, down from $15.5 million or $.11 per share in the 2002 quarter.

Conference Call, Webcast and Additional Information

        Aquila will host a conference call and webcast today at 9:30 a.m. Eastern Time in which senior executives will review 2003 second quarter results and information on operations and restructuring, including the company’s progress toward completing the sale of all its international assets. Participants will be Chief Executive Officer Rick Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on Investors to find the webcast link. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, replays will be available for two weeks, beginning approximately two hours after the presentation. Web users can go to the Investors section of the Aquila website, www.aquila.com, and choose Presentations & Webcasts. Replay will also be available by telephone through August 19 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers must enter the access code 546578 when prompted.

        Additional supplemental information, including income statements by business segment, consolidated cash flow statement, consolidated balance sheet and statistical information, is available at www.aquila.com. Choose the “Financial Performance” link in the “Investors” box on Aquila’s home page.

        Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution networks serving customers in seven states and in Canada and the United Kingdom. The company also owns and operates power generation assets. At June 30, 2003, Aquila had total assets of $8.4 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term “EBIT” (earnings before interest and taxes) as a performance measure for segment financial analysis. Aquila uses EBIT as a performance measure as it captures the income and expenses within the management control of its segment business leaders. Each segment business leader is responsible for operating results down to earnings before interest and taxes. Corporate management is responsible for all financing decisions. The term “EBIT” is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity or other performance measures used under generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

        This press release contains forward-looking statements that (i) Aquila’s transition plan to be a financially sound owner of utility operations is progressing well, (ii) the company will continue to work to restructure its generation capacity and long-term gas obligations, and (iii) Aquila expects to complete the sale of its Canadian operations in the first quarter of 2004. These forward-looking statements involve risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those anticipated include: (i) regulatory commissions may refuse to approve some or all of the increase Aquila has requested for its utility rates or permit the company to engage in desirable restructuring activities, (ii) proceeds from asset sales may not be sufficient to reduce the company’s debt to levels that permit Aquila to generate sufficient cash flows to service its remaining obligations, (iii) counterparties may be unwilling to restructure Aquila’s obligations to them, and (iv) the company may not be able to reach a satisfactory agreement to sell its Canadian operations or obtain approvals necessary to complete the sale.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended June 30,		6 Mos. Ended June 30,
In millions, except per share amounts	2003	2002	2003	2002
Sales	$403.2	$589.7	$945.4	$1,288.8
Cost of sales	224.7	328.6	643.8	755.3

Gross profit	178.5	261.1	301.6	533.5

Operating expenses:
Operating expenses	152.6	156.8	295.5	358.1
Restructuring charges	20.8	71.4	27.1	71.4
Impairment charges and net loss on asset sales	103.0	894.6	100.8	894.6
Depreciation and amortization expense	37.6	38.9	85.5	78.4

Total operating expenses	314.0	1,161.7	508.9	1,402.5

Other income (expense):
Equity in earnings of investments	36.6	36.0	61.1	68.3
Minority interest in income of subsidiaries	--	1.7	--	4.2
Other income	42.7	3.8	62.4	1.3

Total other income (expense)	79.3	41.5	123.5	73.8

Earnings (loss) before interest and taxes	(56.2)	(859.1)	(83.8)	(795.2)
Total interest expense	76.9	52.6	144.2	97.5

Loss from continuing operations before income taxes
	(133.1)	(911.7)	(228.0)	(892.7)
Income tax benefit	(38.0)	(86.2)	(68.7)	(95.7)

Loss from continuing operations	(95.1)	(825.5)	(159.3)	(797.0)
Earnings from discontinued operations, net of tax	14.5	15.5	26.8	31.4

Net loss	$(80.6)	$(810.0)	$(132.5)	$(765.6)

Weighted average shares outstanding - diluted *	194.6	142.3	194.3	139.5

Loss per share from continuing operations - diluted	$(.49)	$(5.80)	$(.82)	$(5.71)
Earnings per share from
discontinued operations - diluted	.08	.11	.14	.22

Net income (loss) per share - diluted	$(.41)	$(5.69)	$(.68)	$(5.49)

* Weighted average shares increased in 2003 compared to 2002 primarily as the result of the issuance of 37.5 million shares in July 2002 and the conversion of premium equity participating securities to 11.7 million common shares in November 2002.

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended June 30,		Favorable
In millions	2003	2002	(Unfavorable)
Global Networks:
Domestic Networks:
Utilities	$10.9	$9.2	$1.7
Quanta Services	.5	(698.5)	699.0
Communications	(1.4)	(29.0)	27.6

Total Domestic Networks	10.0	(718.3)	728.3
International Networks	9.1	26.8	(17.7)

Total Global Networks	19.1	(691.5)	710.6
Merchant Services:
Capacity Services	(115.6)	20.4	(136.0)
Wholesale Services	11.5	(191.2)	202.7

Total Merchant Services	(104.1)	(170.8)	66.7
Corporate and Other	28.8	3.2	25.6

Total EBIT	$(56.2)	$(859.1)	$802.9

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	6 Months Ended June 30,		Favorable
In millions	2003	2002	(Unfavorable)
Global Networks:
Domestic Networks:
Utilities	$85.9	$54.2	$31.7
Quanta Services	.3	(690.4)	690.7
Communications	(5.6)	(36.0)	30.4

Total Domestic Networks	80.6	(672.2)	752.8
International Networks	13.3	37.5	(24.2)

Total Global Networks	93.9	(634.7)	728.6
Merchant Services:
Capacity Services	(164.3)	22.6	(186.9)
Wholesale Services	(41.1)	(169.6)	128.5

Total Merchant Services	(205.4)	(147.0)	(58.4)
Corporate and Other	27.7	(13.5)	41.2

Total EBIT	$(83.8)	$(795.2)	$711.4

AQUILA, INC.

Consolidated Balance Sheets

In millions	June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$236.8	$411.6
Restricted cash	332.1	493.9
Accounts receivable, net	718.9	1,633.0
Price risk management assets	472.6	545.2
Other current assets	779.5	839.0
Current assets of discontinued operations	151.6	151.5

Total current assets	2,691.5	4,074.2

Property, plant and equipment, net	2,686.2	2,661.7
Investments in unconsolidated subsidiaries	941.7	914.9
Price risk management assets	744.8	491.6
Other assets	394.1	371.1
Non-current assets of discontinued operations	907.2	745.7

Total Assets	$8,365.5	$9,259.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$15.7	$355.9
Short-term debt	109.3	287.8
Accounts payable	606.8	1,586.1
Price risk management liabilities	410.4	469.5
Other current liabilities	794.8	656.8
Current liabilities of discontinued operations	264.9	240.8

Total current liabilities	2,201.9	3,596.9

Long-term debt, net	2,697.3	2,270.6
Deferred income taxes and credits	409.2	423.0
Price risk management liabilities	506.8	282.8
Long-term gas contracts, net	627.7	671.2
Other liabilities	231.7	279.4
Non-current liabilities of discontinued operations	130.2	127.4
Common shareholders' equity	1,560.7	1,607.9

Total Liabilities and Shareholders' Equity	$8,365.5	$9,259.2

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